                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G


                             (Amendment No. _____)*


                                   Pozen, Inc.
             --------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
             --------------------------------------------------------
                         (Title of Class of Securities)


                                    73941U102
             --------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
             --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

      / /   Rule 13d-1(b)

      / /   Rule 13d-1(c)

      /X/   Rule 13d-1(d)

------------------------

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

CUSIP No.    73941U102              13G               Page 2 of 10 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Later-Stage Equity Fund II, L.P.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /
----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------  -------------------------------

              NUMBER OF                   5     SOLE VOTING POWER
                                                -0-
               SHARES
                                       -------  -------------------------------
             BENEFICIALLY
                                          6     SHARED VOTING POWER
               OWNED BY
                                                446,351 (See Item 4)
                 EACH                  -------  -------------------------------

               REPORTING                  7     SOLE DISPOSITIVE POWER

                PERSON                          -0-
                                       -------  -------------------------------
                WITH
                                          8     SHARED DISPOSITIVE POWER

                                                446,351 (See Item 4)
                                       -------  -------------------------------

---------- --------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            446,351 (See Item 4)
---------- --------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /
---------- --------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.6%
---------- --------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
========== ====================================================================

CUSIP No.    73941U102              13G               Page 3 of 10 Pages


=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Later-Stage Equity Fund II (QP), L.P.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /
----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           -0-
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          1,339,054 (See Item 4)
                                       -------- -------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         -0-
                                       -------- -------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            1,339,054 (See Item 4)
---------- --------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,339,054 (See Item 4)
---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

---------- -------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.9%
---------- -------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
========== ===================================================================

CUSIP No.    73941U102              13G               Page 4 of 10 Pages


=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Fund Management II, L.L.C.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           -0-
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                1,785,405 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                -0-
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                1,785,405 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,785,405 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.4%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          PN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 5 of 10 Pages


ITEM 1(a)         NAME OF ISSUER:

                  Pozen, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6330 Quandrangle Drive, Ste. 240
                  Chapel Hill, NC 27514

ITEM 2(a)         NAME OF PERSON FILING:

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): (1) Vector Later-Stage Equity Fund II, L.P., a Delaware limited partnership ("VLSEF"), by virtue of its direct beneficial ownership of 446,351 shares of Common Stock; (2) Vector Later-Stage Equity Fund II (QP), L.P., a Delaware limited partnership ("VLSEF QP"), by virtue of its direct beneficial ownership of 1,339,054 shares of Common Stock; and (3) Vector Fund Management II, L.L.C., a Delaware limited liability company ("VFM"), by virtue of its being the general partner of each of VLSEF and VLSEF (QP). VLSEF, VLSEF (QP) and VFM are referred to herein collectively as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as EXHIBIT A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                  The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this
Schedule 13G.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is 1751 Lake Cook Road, Deerfield, Illinois 60015.

ITEM 2(c)         CITIZENSHIP:

                  Each of the Reporting Persons is organized under the laws of the State of Delaware.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share

CUSIP No.    73941U102              13G               Page 6 of 10 Pages


ITEM 2(E)   CUSIP NUMBER:

            73941U102

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b) OR (c),CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
            (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d) [ ] Investment Company registered under section 8 of the
                    Investment Company Act of 1940
            (e) [ ] Investment Adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E)
            (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
                    Section 240.13d-1(b)(1)(ii)(F)
            (g) [ ] Parent Holding Company or control person in accordance with
                    Section 240.13d-1(b)(1)(ii)(G)
            (h) [ ] Savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
            (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
            (j) [ ] Group, in accordance with Section 230.13d-1(b)(1)(ii)(J)

            This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c) and therefore, none of the above are applicable.

ITEM 4      OWNERSHIP:

            Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

            All ownership percentages of the securities reported herein are based upon 27,362,987 shares of Common Stock outstanding as of November 10, 2000, as disclosed in the Company's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 13, 2000, for the fiscal quarter ended November 10, 2000 and September 30, 2000.

                  VLSEF
                  ------

                  (a) Amount beneficially owned: VLSEF is the direct owner of 446,351 shares of the Common Stock of the Company.

CUSIP No.    73941U102              13G               Page 7 of 10 Pages


   (b)    Percent of class: 1.6%

   (c)    Number of shares as to which such person has:
           (i)  sole power to vote or to direct the vote: -0-
          (ii)  shared power to vote or to direct the vote: 446,351
         (iii)  sole power to dispose or to direct the disposition of: -0-
          (iv)  shared power to dispose or to direct the disposition of: 446,351

     VLSEF (QP)
     ----------

   (a) Amount beneficially owned: VLSEF (QP) is the direct owner of 1,339,054 shares of Common Stock of the Company.

   (b)   Percent of class: 4.9%

   (c)   Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote: -0-
        (ii) shared power to vote or to direct the vote: 1,339,054
       (iii) sole power to dispose or to direct the disposition of: -0-
        (iv) shared power to dispose or to direct the disposition of: 1,339,054

     VFM
     ----

   (a) Amount beneficially owned: Dispositive and voting power of securities over which VLSEF and VLSEF (QP) have voting and dispositive power is shared by VFM, the general partner of VLSEF and VLSEF (QP), by a committee of limited partners of VLSEF and VLSEF (QP). For purposes of Rule 13d-3 of the Act, VFM may be deemed to have shared voting and dispositive power with respect to the 1,785,405 shares of Common Stock over which VLSEF and VLSEF
(QP) have voting and dispositive power.

    (b)  Percent of class: 6.4%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: -0-
       (ii)  shared power to vote or to direct the vote: 1,785,405
      (iii)  sole power to dispose or to direct the disposition of: -0-
       (iv)  shared power to dispose or to direct the disposition of: 1,785,405

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

CUSIP No.    73941U102              13G               Page 8 of 10 Pages


            See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10     CERTIFICATIONS:

            Not applicable.

CUSIP No.    73941U102              13G               Page 9 of 10 Pages


                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                                  VECTOR LATER-STAGE EQUITY FUND II, L.P.

                                  By: Vector Fund Management II, L.L.C.
                                  Its:   General Partner

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Mark Flower
                                      ------------------------------------
                                      Mark Flower, Chief Financial Officer


                                  VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.

                                  By: Vector Fund Management II, L.L.C.
                                  Its:   General Partner

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Mark Flower
                                      ------------------------------------
                                      Mark Flower, Chief Financial Officer


                                  VECTOR FUND MANAGEMENT II, L.L.C.

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Mark Flower
                                      ------------------------------------
                                      Mark Flower, Chief Financial Officer